Exhibit 99.1

FOR IMMEDIATE RELEASE

Vail Resorts Contacts:

Investor Relations: Hayley Wolff, (303) 404-1827, hwolff@vailresorts.com

Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2011 Fourth Quarter and Full Year Results, Provides 2012 Outlook and Declares Regular Quarterly Dividend

BROOMFIELD, Colo. – September 22, 2011 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2011, provided its outlook for the fiscal year ending July 31, 2012 and announced the declaration of its regular quarterly dividend.

Highlights

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Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) of $221.9 million for Fiscal 2011 improved by $35.5 million, or 19.0%, compared with the same period in the prior year reflecting solid growth across our resorts as well as the addition of Northstar-at-Tahoe, which was acquired in October 2010.

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Net income attributable to Vail Resorts, Inc. of $34.5 million for Fiscal 2011 increased by $4.1 million, or 13.5%, from the prior fiscal year. Excluding a $7.4 million charge ($4.6 million after-tax) for extinguishment of debt related to the Company’s successful bond refinancing, net income increased $8.7 million, or 28.6%, over the comparable prior year period.

•	Vail Resorts, Inc. declares its regular quarterly dividend of $0.15 per share of common stock.

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Sales of season passes for the 2011/2012 season were up 9% in sales dollars and 1% in units as of September 20, 2011 compared to the comparable period in 2010, adjusted as if Northstar-at-Tahoe were owned in both periods.

Commenting on the Company’s Fiscal 2011 results, Rob Katz, Chief Executive Officer said, “I am very pleased with the performance that we delivered for Fiscal 2011, including our fourth quarter results. While our loss in the fourth quarter was actually greater than the prior year, due to the inclusion of Northstar-at-Tahoe’s seasonal losses, we saw revenue growth in all of our primary business areas, which continued through August, the first month of Fiscal 2012. This was a very successful year for us on many fronts. Despite the continued challenges in the overall economy, we reported strong revenue and EBITDA growth in both our Mountain and Lodging Divisions, successfully acquired and integrated Northstar-at-Tahoe, achieved record guest satisfaction scores, generated significant real estate revenue and cash proceeds, favorably refinanced our Senior Subordinated Notes and initiated our first regular quarterly cash dividend.”

Katz added, “Total Mountain net revenue increased by 17.8% in Fiscal 2011, or 7.7% excluding the impact of Northstar-at-Tahoe. This was driven by a 7.7% increase in lift ticket revenue in Fiscal 2011, excluding Northstar-at-Tahoe, led by a 9.2% increase in season pass revenue, strong pricing growth and a 4.1% increase in total visitation, which far exceeded the U.S. ski industry’s growth rate of 0.6%. Our ancillary businesses performed well during the year reflecting improvements in consumer spending with yields up in all areas. Excluding Northstar-at-Tahoe, ski school revenue increased 7.8%, dining revenue increased 11.5% and retail/rental was higher by 6.8%. Mountain Reported EBITDA increased $29.1 million, or 15.8%, in Fiscal 2011, which includes incremental revenue and expense of $64.4 million and $53.9 million, respectively, from Northstar-at-Tahoe in the current fiscal year. Lodging revenue increased 9.9% and Lodging Reported EBITDA, excluding a $2.9 million current year benefit from a legal settlement, advanced 144.8%, resulting from increased RevPAR of 6.4% as well as the acquired new property management businesses in Tahoe and the addition of One Ski Hill Place.”

Turning to our real estate business, Katz commented, “Real Estate net revenue was higher in Fiscal 2011 primarily due to closings at the Ritz-Carlton Residences, Vail. During the fourth quarter of Fiscal 2011 we closed on four units for a total of 26 whole ownership units sold for the fiscal year. Since quarter-end we closed on two additional units for a total of 28 whole ownership units sold to date. Further, we currently have an additional two units under contract. We have been very pleased with the rate of sales since our initial closings at the Ritz-Carlton, particularly given the continued challenging economic environment and in comparison to third party projects in Vail. At One Ski Hill Place in Breckenridge, we closed on four units in Fiscal 2011 in addition to the 36 initial closings in Fiscal 2010. While Real Estate Reported EBITDA totaled a loss of $5.0 million for the year, net cash proceeds from sales in Fiscal 2011 equaled $166 million.”

Katz added, “Our balance sheet remains in a very strong position. We ended the fourth quarter of Fiscal 2011 with Net Debt at 1.9 times trailing twelve months Total Reported EBITDA, down from 2.8 times at the end of the prior year fourth quarter, and no borrowings under the revolver component of our senior credit facility. During the year we generated $267.3 million of cash from operating activities compared to $36.0 million in Fiscal 2010. We also successfully refinanced both our senior credit facility and senior subordinated notes during Fiscal 2011, extending their maturities to 2016 and 2019, respectively, and now have virtually no principal payments due on debt until 2019.”

“Lastly, our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock,” Katz commented. “The quarterly dividend of $0.15 per share of common stock, will be payable on October 27, 2011 to shareholders of record on October 12, 2011.”

Mountain Segment

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Mountain segment net revenue was $752.2 million for Fiscal 2011 compared to $638.5 million in the same period in the prior year, a 17.8% increase. Net revenue, excluding the acquisition of Northstar-at-Tahoe, increased $49.3 million, or 7.7%.

•	Mountain Reported EBITDA was $213.2 million for Fiscal 2011 compared to $184.0 million in the same period in the prior year, a 15.8% improvement.

Mountain Reported EBITDA includes $7.1 million and $5.3 million of stock-based compensation expense for Fiscal 2011 and 2010, respectively.

Total Mountain net revenue increased $113.7 million, or 17.8%, in Fiscal 2011 compared to Fiscal 2010, with Fiscal 2011 including $64.4 million of revenue from Northstar-at-Tahoe, which was acquired in October 2010. Excluding the impact of the acquisition of Northstar-at-Tahoe, total Mountain net revenue would have increased $49.3 million or 7.7%. Lift revenue increased $53.2 million, or 18.4%, for Fiscal 2011 compared to Fiscal 2010, due to a $34.2 million, or 18.1%, increase in lift revenue excluding season pass revenue and a $19.0 million, or 18.9%, increase in season pass revenue. A large portion of this increase is attributable to the acquisition of Northstar-at-Tahoe. Excluding Northstar-at-Tahoe, lift revenue increased $22.4 million, or 7.7%, compared to the same period in the prior year, due to a $13.2 million, or 7.0%, increase in lift revenue excluding season passes and a $9.2 million, or 9.2%, increase in season pass revenue. Total skier visitation was up 16.3% and, excluding Northstar-at-Tahoe, skier visitation was up 4.1%, which significantly exceeded skier visitation growth for the U.S. ski industry as a whole, which was up 0.6%, and visitation for all resorts in the Rocky Mountain and Pacific Southwest regions, which were up 1.7% and down 7.1%, respectively, despite all regions in the U.S. generally having strong snowfall in the current year, including at our resorts. Vail Mountain and Keystone in particular showed large increases in visitation in Fiscal 2011, Vail Mountain benefiting from recent capital investments made both on Vail Mountain and in base areas, including an improved lodging bed base, and Keystone benefiting from a broadened family focused marketing initiative.

All resorts were unfavorably impacted by the timing of the Easter holiday, which was in late April in the current fiscal year, versus early April in the prior fiscal year. In addition, our Heavenly resort was impacted by higher than average resort closures due to severe weather in the current fiscal year. Effective ticket price (“ETP”), excluding season pass holders and Northstar-at-Tahoe, increased $5.31, or 8.3%, due primarily to price increases implemented during the current fiscal year. Total ETP, excluding Northstar-at-Tahoe, increased $1.70, or 3.5%, also due primarily to price increases implemented during the current fiscal year, partially offset by higher average visitation by our season pass holders in the current fiscal year.

Ski school revenue increased $13.1 million, or 18.6%, in Fiscal 2011 compared to Fiscal 2010 with the current year benefiting from the acquisition of Northstar-at-Tahoe. Excluding Northstar-at-Tahoe, ski school revenue increased $5.5 million, or 7.8%, which benefited from a 4.1% increase in skier visitation and a 3.6% increase in yield per skier visit due to higher guest spend. Dining revenue increased $14.7 million, or 27.6%, which also benefited from the acquisition of Northstar-at-Tahoe in Fiscal 2011. Excluding Northstar-at-Tahoe, dining revenues increased $6.1 million, or 11.5%, which is primarily attributable to the increased skier visitation and a 5.8% increase in yield per skier visit for on-mountain dining, as well as the addition of two new on-mountain dining venues. The increases in both ski school and dining revenue were achieved despite the negative impact of the late Easter holiday in the current fiscal year.

Retail/rental operations increased $19.5 million, or 12.6%, in Fiscal 2011 compared to Fiscal 2010, which includes $9.0 million of incremental revenue from Northstar-at-Tahoe in the current fiscal year. Excluding Northstar-at-Tahoe, retail/rental increased $10.5 million, or 6.8%, which was driven primarily by higher revenues at our Colorado Front Range stores and Any Mountain stores (in the San Francisco bay area) which combined increased by approximately 8.1% as compared to the prior year. Additionally, our mountain resort stores, especially at Vail and Beaver Creek, experienced an increase in revenue primarily driven by retail sales due to higher skier visitation although these increases were tapered by the late Easter holiday in Fiscal 2011.

Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), summer visitation and other mountain activities revenue, marketing and internet advertising revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue. For Fiscal 2011, other revenue increased $13.1 million, or 18.7%, compared to Fiscal 2010, which includes $8.3 million of incremental revenue from Northstar-at-Tahoe. Excluding Northstar-at-Tahoe, other revenue increased $4.8 million, or 6.8%, primarily due to an increase in internet advertising due to the acquisition of Mountain News Corporation in May 2010, higher strategic alliance marketing revenue as well as increased summer activities revenue primarily at Breckenridge, which is partially due to the addition of an alpine coaster, partially offset by a decrease in municipal services revenue (primarily transportation services provided on behalf of certain municipalities).

Operating expense increased $84.3 million, or 18.5%, for Fiscal 2011 compared to Fiscal 2010, which includes $53.9 million of expenses (including $4.1 million of acquisition related costs included in general and administrative expense) in the current fiscal year associated with Northstar-at-Tahoe. Excluding these expenses, operating expense increased $30.5 million, or 6.7%, for Fiscal 2011 compared to Fiscal 2010, due in part to higher labor and labor-related benefits which increased $15.9 million, or 9.5%, in Fiscal 2011 compared to Fiscal 2010. Overall, operating expenses including labor were impacted by a 3.6% increase in the number of operating days during the 2010/2011 ski season primarily due to the late Easter holiday as discussed above, combined with opening ski terrain earlier due to above average early season snowfall. Labor and labor-related benefits in the current year also were higher due to the full year impact of the prior year’s partial wage reinstatement and our matching component of the 401(k) plan, and a more normal level of wage increases, partially offset by a decrease in workers compensation costs of $1.5 million due to fewer claims and average cost per claim. Additionally, labor costs were impacted by an increase in staffing levels due to an increase in demand for ancillary services primarily in ski school, dining and retail/rental operations. Retail cost of sales was relatively flat, excluding Northstar-at-Tahoe, primarily due to improved gross margins. Additionally, resort related fees (including Forest Service fees, other resort-related fees, credit card fees and commissions) increased $3.0 million, or 8.3%, excluding Northstar-at-Tahoe, compared to Fiscal 2010, due to overall increases in revenue upon which those fees are based and general and administrative expenses increased $6.0 million, or 6.8%, excluding Northstar-at-Tahoe, primarily due to expenses associated with the operations of Mountain News Corporation, acquired in May 2010, and increased marketing expenditures. Other expense increased $5.1 million, or 5.1%, excluding Northstar-at-Tahoe, in Fiscal 2011 primarily due to increased food and beverage cost of sales due to an increase in dining revenue and higher fuel and supplies expenses.

Mountain equity investment income primarily includes our share of income from the operations of a real estate brokerage joint venture. The decrease in equity investment income for Fiscal 2011 compared to Fiscal 2010 is primarily due to decreased commissions earned by the brokerage compared to Fiscal 2010.

Lodging Segment

•	Lodging segment net revenue was $214.7 million for Fiscal 2011 compared to $195.3 million for the same period in the prior year, a 9.9% increase.

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For Fiscal 2011, average daily rate (“ADR”) increased 3.8% and revenue per available room (“RevPAR”) increased 6.4% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

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Lodging Reported EBITDA was $8.8 million for Fiscal 2011 compared to $2.4 million for the same period in the prior year, an increase of 266.0%. Lodging Reported EBITDA included a $2.9 million benefit from a legal settlement in the first fiscal quarter of 2011.

Lodging Reported EBITDA includes $2.1 million of stock-based compensation expense for Fiscal 2011 compared to $2.0 million in Fiscal 2010.

Revenue from owned hotel rooms increased $1.8 million, or 4.5%, for Fiscal 2011 compared to Fiscal 2010 which was driven by an increase in occupancy of 3.2 percentage points due to higher group business and transient guest visitation primarily at properties proximate to our resorts as a result of increased skier visitation as discussed in the Mountain segment discussion. GTLC room revenue for Fiscal 2011 was relatively flat compared to Fiscal 2010 as occupancy was negatively impacted in the fourth quarter of Fiscal 2011 compared to the same period in the prior year due to unfavorable weather conditions in May and June 2011 resulting in a decline in revenue of $0.5 million. Revenue from managed condominium rooms increased $7.2 million, or 22.3%, for Fiscal 2011 compared to the Fiscal 2010, and was primarily due to the addition of managed condominium rooms in the Lake Tahoe region, which generated $3.8 million in revenue and the addition of managed condominium rooms at One Ski Hill Place in Breckenridge, which generated $1.5 million in revenue. Excluding the additional managed condominium rooms in the Lake Tahoe region and One Ski Hill Place in Breckenridge, revenue from managed condominium rooms increased by $1.9 million, or 5.9%, primarily due to an increase in group business at our Keystone resort and transient guest visitation at our other managed condominiums proximate to our ski resorts.

Dining revenue for Fiscal 2011 increased $2.7 million, or 9.7%, as compared to Fiscal 2010, due to increased group visitation, primarily at our Keystone resort ($0.9 million increase in revenue), the addition of a new restaurant located at One Ski Hill Place in Breckenridge, and as a result of a restaurant that was closed for renovation for a portion of the prior year at the Arrabelle at Vail Square. GTLC dining revenue was relatively flat during Fiscal 2011 compared to Fiscal 2010 as revenues were negatively impacted by lower occupancy as discussed above. Transportation revenues increased $0.8 million, or 4.1%, primarily due to an increase in passengers of 5.0% driven by increased visitation to our Colorado based resorts. Golf revenues increased $0.7 million, or 5.0%, for Fiscal 2011 compared to Fiscal 2010, primarily due to the addition of a golf course at Northstar-at-Tahoe in Fiscal 2011 and an increase of 3.9% in the number of golf rounds played at our other golf courses. Other revenue increased $3.8 million, or 10.6%, for Fiscal 2011 compared to Fiscal 2010 primarily due to an increase in management fee revenue from managed hotel properties, including new managed properties in the Caribbean, higher commissions earned from reservations booked through our central reservation system and an increase in conference services provided to our group business.

Operating expense (excluding reimbursed payroll costs) increased $10.5 million, or 6.3%, for Fiscal 2011 compared to Fiscal 2010. Operating expense in the current year benefited from the receipt of $2.9 million, net of legal expenses for the settlement of alleged damages related to the CME acquisition (included as a credit in other expense). Excluding the impact of the legal settlement, operating expense increased $13.5 million, or 8.1%, during Fiscal 2011, compared to the same period in the prior year. Labor and labor-related benefits increased $7.9 million, or 10.0%, for Fiscal 2011 compared to Fiscal 2010. Labor and labor-related benefits increased primarily due to higher staffing levels associated with increased occupancy and labor associated with the addition of managed condominiums in the Lake Tahoe region and at One Ski Hill Place in Breckenridge, the full year impact of the prior year’s partial wage reinstatement and our matching component of the 401(k) plan, as well as a more normal level of wage increases for Fiscal 2011. General and administrative expense increased $1.9 million, or 6.5%, primarily due to an increase in central reservation costs, and the Lodging segment component of corporate costs including labor, labor-related benefits and marketing. Other expense, excluding the legal settlement, increased $3.7 million, or 6.2%, primarily due to increased fuel costs, as well as other variable operating costs associated with increased occupancy and volume including higher food and beverage cost of sales, credit card fees and other operating expense.

Resort – Combination of Mountain and Lodging Segments

•	Resort net revenue was $966.8 million for Fiscal 2011 compared to $833.8 million in the same period in the prior year.

•	Resort Reported EBITDA was $221.9 million for the Fiscal 2011 compared to $186.4 million in the same period in the prior year, a 19.0% improvement.

Real Estate Segment

•	Real Estate segment net revenue was $200.2 million for Fiscal 2011 compared to $61.0 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $5.0 million for Fiscal 2011 compared to a negative $4.3 million in the prior year.

Real Estate Reported EBITDA includes $3.3 million of stock-based compensation expense for Fiscal 2011 compared to $4.5 million in Fiscal 2010.

Real Estate segment net revenue for Fiscal 2011 was driven primarily by the closing of 71 condominium units (45 units sold to The Ritz-Carlton Development Company and 26 units sold to individuals) at The Ritz-Carlton Residences, Vail ($186.4 million of revenue with an average selling price per unit of $2.6 million and an average price per square foot of $1,216). The Ritz-Carlton Residences, Vail average price per square foot is driven by The Ritz-Carlton brand, its premier Lionshead location at the base of Vail, its proximity to the Eagle Bahn gondola and the comprehensive and exclusive amenities related to the project. Additionally, during Fiscal 2011, we recognized $7.8 million of revenue related to deposits from buyers who defaulted on units under contract at The Ritz-Carlton Residences, Vail and we closed on four condominium units at One Ski Hill Place ($4.3 million of revenue with an average selling price per unit of $1.1 million and an average price per square foot of $982). The One Ski Hill Place average price per square foot is driven by its premier ski-in/ski-out location at the base of Peak 8 in Breckenridge, its close proximity to the BreckConnect gondola and other lifts and the comprehensive offering of amenities resulting from this project.

Operating expense for Fiscal 2011 included cost of sales of $171.1 million primarily resulting from the closing of 71 condominium units at The Ritz-Carlton Residences, Vail (average cost per square foot of $1,090) and from the closing of four condominium units at One Ski Hill Place (average cost per square foot of $769). The cost per square foot for The Ritz-Carlton Residences, Vail is reflective of the high-end features and amenities associated with a Ritz-Carlton project compared to other Vail properties and high construction costs associated with mountain resort development. The cost per square foot for One Ski Hill Place is reflective of the high-end features and amenities associated with this project compared to other Breckenridge properties and high construction costs associated with mountain resort development. Additionally, sales commissions of approximately $7.2 million were incurred commensurate with revenue recognized. Other operating expense of $26.9 million (including $3.3 million of stock-based compensation expense) was primarily comprised of general and administrative costs which include marketing expense for the real estate available for sale (including those units that have not yet closed), carrying costs for units available for sale and overhead costs, such as labor and labor related benefits and the Real Estate segment component of corporate costs.

Total Performance

•	Total net revenue was $1,167.0 million for Fiscal 2011 compared to $894.8 million in the prior year, a 30.4% increase.

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Net income attributable to Vail Resorts, Inc. was $34.5 million, or $0.94 per diluted share, for Fiscal 2011 compared to net income attributable to Vail Resorts, Inc. of $30.4 million, or $0.83 per diluted share, in the prior year. Net income attributable to Vail Resorts, Inc. included a pretax charge of $7.4 million, or $4.6 million aftertax, in Fiscal 2011 for extinguishment of debt related to the Company’s successful bond refinancing.

Balance Sheet

As of July 31, 2011, we had cash and cash equivalents on hand of $70.1 million, Net Debt of 1.9 times trailing twelve months Total Reported EBITDA, and no revolver borrowings under our $400 million senior credit facility that has $332.9 million available for borrowing after considering $67.1 million in currently issued letters of credit.

We did not repurchase any shares of our common stock during Fiscal 2011. Since inception of our stock repurchase plan in 2006, we have repurchased 4,264,804 shares at a cost of approximately $162.8 million, through July 31, 2011. As of July 31, 2011, there were 1,735,196 shares available to repurchase under the existing share repurchase authorization.

Outlook and Fiscal Year 2012 Guidance

“We are excited about the upcoming season and expect to build upon the positive dynamics from Fiscal 2011 with several new initiatives in Fiscal 2012 that will further elevate the market position of our resorts.” commented Katz. “Our optimism, however, is tempered by the uncertainty we are seeing in the broader economy, which has worsened over the past few months, and its potential impact on consumer spending on travel and leisure for the coming year. We still are anticipating continued growth in Fiscal 2012, supported by some positive momentum in our preseason indicators, which include the sale of season passes, lodging bookings and retail sales. First, our season pass sales through September 20, 2011 are 9% higher in sales dollars and up 1% in units against the same period in the prior year and adjusted as if Northstar-at-Tahoe were owned in both periods. While our growth rates have moderated since early June, as expected due to some timing shifts, these results are very much in line with the overall increase we expect in the total pass program when the selling periods generally conclude in late November. Season pass sales, which accounted for 35% of total lift revenue in Fiscal 2011, provide stability to our business and we are pleased with our ability to get an increasing number of guests to commit to buying passes well in advance of the start of the ski season, particularly in these economic times.”

“Second,” said Katz, “although it is still early in the cycle (less than 15% of winter season bookings are historically made by this time), bookings are up in both room nights and revenue over the prior year at the same point in time with demand stronger at the higher end. Third, sales at our retail stores during our annual Labor Day sales events significantly exceeded the strong levels achieved in the prior year, with gross margin percentages higher as well.”

Commenting on capital projects, Katz added, “Our capital projects are on track to be completed in time for the upcoming season. We have several initiatives that will further our goal of enhancing the guest experience and differentiating our resorts. Among these initiatives, at our Colorado Resorts, we are replacing the Rose Bowl Chair at Beaver Creek with a high speed lift, which will improve the accessibility of some of the mountain’s best terrain, and we are building a fine dining restaurant, available to the general public, adjacent to Mid-Vail. In California, Northstar-at-Tahoe is undergoing a dramatic capital program, including terrain expansion, a new high speed lift and a mountaintop restaurant which, when combined with the recently built base village and high end lodging, completes a comprehensive transformation not seen anywhere else in the US ski industry. In addition to these high impact projects, we are adding several new retail locations and are renovating certain of our hotel properties.”

“In addition, we recently announced the launch of EpicMix Photo, a groundbreaking addition to the award winning application we launched last season and we announced the conversion of the majority of our paper tickets to RFID enabled “hard” cards. Photos are an incredibly important part of the vacation experience and EpicMix Photo completely redesigns both the guest experience and the business model. Our on-mountain photographers will easily scan a guest’s RFID enabled pass and be able to automatically deliver their photo to their EpicMix account and the same can be done for group shots and for kids. Guests will then get secure, free access to these photos for sharing on Facebook and Twitter and can purchase a high-resolution image online for printing. Last season there were just under 300,000 Facebook posts from EpicMix and we expect that to grow exponentially with these new enhancements. We believe EpicMix Photo will be a significant enhancement to the guest experience, create a deeper connection for us with our guests and drive positive “word of mouth” impressions across the web.”

Commenting on Fiscal 2012 guidance, Katz continued, “We would like to announce our guidance for Fiscal 2012. As always, our visibility on the upcoming season at this point in time is limited. Based on our current estimates, our Fiscal 2012 guidance range anticipates Resort Reported EBITDA of between $233 million and $243 million. It is important to note that included in our estimates for Resort Reported EBITDA for Fiscal 2012 is an estimated $7.2 million seasonal loss associated with owning Northstar-at-Tahoe in the first quarter of fiscal 2012, which did not occur in Fiscal 2011 (since it was acquired in the last week of the first quarter of fiscal 2011). However, Fiscal 2012 will not include $4.1 million of one-time Northstar-at-Tahoe acquisition related expenses that occurred primarily in the first quarter of Fiscal 2011. Finally, the first fiscal quarter of 2011 benefited from a $2.9 million favorable litigation settlement in the Lodging segment. Excluding the impact of these unusual items, our Resort Reported EBITDA guidance range for Fiscal 2012 would reflect an increase of 8%-12% over Fiscal 2011. Our Real Estate segment results are impacted in any given year by the timing and mix of real estate sold and closed. For Fiscal 2012, we are anticipating net proceeds from real estate sales to total $35-$45 million partially offset by Real Estate Reported EBITDA of negative $16 million to negative $24 million, including approximately $3 million of non-cash stock compensation expense, resulting in estimated net positive cash flow from real estate of $20-$30 million.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2012, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for Fiscal 2012.

	Fiscal 2012 Guidance (In thousands) For the Year Ending July 31, 2012
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$225,000	$235,000
Lodging Reported EBITDA (2)	5,000	11,000

Resort Reported EBITDA (3)	233,000	243,000
Real Estate Reported EBITDA (4)	(24,000)	(16,000)

Total Reported EBITDA	209,000	227,000
Depreciation and amortization	(128,000)	(129,500)
Loss on disposal of fixed assets, net	(680)	(1,025)
Investment income	1,000	1,000
Interest expense, net	(33,000)	(33,000)

Income before provision for income taxes	48,320	64,475
Provision for income taxes	(18,410)	(24,565)

Net income	29,910	39,910
Net loss attributable to the noncontrolling interests	90	90

Net income attributable to Vail Resorts, Inc.	$30,000	$40,000

(1)	Mountain Reported EBITDA includes approximately $8 million of stock-based compensation.
(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.
(3)	Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.
(4)	Real Estate Reported EBITDA includes approximately $3 million of stock-based compensation.

Earnings Conference Call

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly and Northstar-at-Tahoe ski resorts in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits of acquisitions or future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information. In addition, for the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance.

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Vail Resorts, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,
	2011	2010
Net revenue:
Mountain	$41,717	$36,100
Lodging	54,388	51,322
Real estate	12,568	56,768

Total net revenue	108,673	144,190
Segment operating expense:
Mountain	83,870	69,077
Lodging	56,891	54,135
Real estate	16,516	50,417

Total segment operating expense	157,277	173,629
Other operating expense:
Depreciation and amortization	(29,012)	(27,870)
Loss on disposal of fixed assets, net	(212)	(532)

Loss from operations	(77,828)	(57,841)
Mountain equity investment income, net	18	259
Investment income (loss)	141	(118)
Interest expense, net	(8,531)	(4,859)
Loss on extinguishment of debt	(757)	—

Loss before income taxes	(86,957)	(62,559)
Benefit from income taxes	33,042	20,375

Net loss	(53,915)	(42,184)
Net loss attributable to noncontrolling interests	9	263

Net loss attributable to Vail Resorts, Inc.	$(53,906)	$(41,921)

Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(1.49)	$(1.16)

Diluted net loss per share attributable to Vail Resorts, Inc.	$(1.49)	$(1.16)

Cash dividend declared per share	$0.15	$—

Weighted average shares outstanding:
Basic	36,069	36,132

Diluted	36,069	36,132

Other Data (unaudited):
Mountain Reported EBITDA	$(42,135)	$(32,718)
Lodging Reported EBITDA	$(2,503)	$(2,813)

Resort Reported EBITDA	$(44,638)	$(35,531)
Real Estate Reported EBITDA	$(3,948)	$6,351

Total Reported EBITDA	$(48,586)	$(29,180)

Mountain stock-based compensation	$1,740	$1,315
Lodging stock-based compensation	$532	$476

Resort stock-based compensation	$2,272	$1,791
Real Estate stock-based compensation	$883	$1,045

Total stock-based compensation	$3,155	$2,836

Vail Resorts, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Twelve Months Ended July 31,
	2011	2010
Net revenue:
Mountain	$752,191	$638,495
Lodging	214,658	195,301
Real estate	200,197	61,007

Total net revenue	1,167,046	894,803
Segment operating expense:
Mountain	540,366	456,017
Lodging	205,903	192,909
Real estate	205,232	71,402

Total segment operating expense	951,501	720,328
Other operating (expense) income:
Depreciation and amortization	(117,957)	(110,638)
Gain on sale of real property	—	6,087
Loss on disposal of fixed assets, net	(555)	(615)
Asset impairment charge	(2,561)	—

Income from operations	94,472	69,309
Mountain equity investment income, net	1,342	1,558
Investment income	719	445
Interest expense, net	(33,641)	(17,515)
Loss on extinguishment of debt	(7,372)	—

Income before provision for income taxes	55,520	53,797
Provision for income taxes	(21,098)	(18,022)

Net income	34,422	35,775
Net loss (income) attributable to noncontrolling interests	67	(5,390)

Net income attributable to Vail Resorts, Inc.	$34,489	$30,385

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$0.96	$0.84

Diluted net income per share attributable to Vail Resorts, Inc.	$0.94	$0.83

Cash dividend declared per share	$0.15	$—

Weighted average shares outstanding:
Basic	36,009	36,212

Diluted	36,754	36,731

Other Data (unaudited):
Mountain Reported EBITDA	$213,167	$184,036
Lodging Reported EBITDA	$8,755	$2,392

Resort Reported EBITDA	$221,922	$186,428
Real Estate Reported EBITDA	$(5,035)	$(4,308)

Total Reported EBITDA	$216,887	$182,120

Mountain stock-based compensation	$7,140	$5,332
Lodging stock-based compensation	$2,088	$2,010

Resort stock-based compensation	$9,228	$7,342
Real Estate stock-based compensation	$3,265	$4,501

Total stock-based compensation	$12,493	$11,843

Vail Resorts, Inc.

Mountain Segment Operating Results and Skier Visits

(In thousands, except Effective Ticket Price)

(Unaudited)

	Three Months Ended July 31,		Percentage	Twelve Months Ended July 31,		Percentage
			Increase			Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)
Net Mountain revenue:
Lift tickets	$—	$—	—%	$342,514	$289,289	18.4%
Ski school	—	—	—%	83,818	70,694	18.6%
Dining	5,808	4,228	37.4%	68,052	53,322	27.6%
Retail/rental	18,602	17,175	8.3%	174,339	154,846	12.6%
Other	17,307	14,697	17.8%	83,468	70,344	18.7%

Total Mountain net revenue	$41,717	$36,100	15.6%	$752,191	$638,495	17.8%

Mountain operating expense:
Labor and labor-related benefits	$27,207	$21,688	25.4%	$198,659	$166,378	19.4%
Retail cost of sales	10,320	9,882	4.4%	71,961	65,545	9.8%
Resort related fees	1,037	866	19.7%	39,476	35,431	11.4%
General and administrative	22,030	18,102	21.7%	104,848	88,705	18.2%
Other	23,276	18,539	25.6%	125,422	99,958	25.5%

Total Mountain operating expense	$83,870	$69,077	21.4%	$540,366	$456,017	18.5%

Mountain equity investment income, net	18	259	(93.1)%	1,342	1,558	(13.9)%

Mountain Reported EBITDA	$(42,135)	$(32,718)	(28.8)%	$213,167	$184,036	15.8%

	Twelve Months Ended July 31,		Percentage
			Increase
	2011	2010	(Decrease)
Skier Visits
Vail	1,746	1,599	9.2%
Breckenridge	1,631	1,614	1.1%
Keystone	1,052	982	7.1%
Beaver Creek	900	927	(2.9)%

Subtotal Colorado Resorts	5,329	5,122	4.0%

Heavenly	925	888	4.2%
Northstar-at-Tahoe	737	—	—

Subtotal Tahoe Resorts	1,662	888	87.2%

Total Skier Visits	6,991	6,010	16.3%

Effective Ticket Price	$48.99	$48.13	1.8%

Vail Resorts, Inc.

Lodging Operating Results

(In thousands, except ADR and RevPAR)

(Unaudited)

	Three Months Ended		Percentage	Twelve Months Ended		Percentage
	July 31,		Increase	July 31,		Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,095	$12,297	(1.6)%	$43,327	$41,479	4.5%
Managed condominium rooms	6,289	4,606	36.5%	39,239	32,074	22.3%
Dining	8,733	8,610	1.4%	29,885	27,235	9.7%
Transportation	1,799	1,616	11.3%	19,810	19,026	4.1%
Golf	7,293	6,882	6.0%	14,461	13,769	5.0%
Other	10,881	10,211	6.6%	39,301	35,547	10.6%

	$47,090	$44,222	6.5%	$186,023	$169,130	10.0%
Payroll cost reimbursement	7,298	7,100	2.8%	28,635	26,171	9.4%

Total Lodging net revenue	$54,388	$51,322	6.0%	$214,658	$195,301	9.9%

Lodging operating expense
Labor and labor-related benefits	$22,500	$21,171	6.3%	$86,584	$78,698	10.0%
General and administrative	8,659	7,129	21.5%	31,265	29,361	6.5%
Other	18,434	18,735	(1.6)%	59,419	58,679	1.3%

	$49,593	$47,035	5.4%	$177,268	$166,738	6.3%
Reimbursed payroll costs	7,298	7,100	2.8%	28,635	26,171	9.4%

Total Lodging operating expense	$56,891	$54,135	5.1%	$205,903	$192,909	6.7%

Lodging Reported EBITDA	$(2,503)	$(2,813)	11.0%	$8,755	$2,392	266.0%

Owned hotel statistics:
ADR	$187.88	$184.31	1.9%	$194.35	$190.93	1.8%
RevPAR	$96.85	$103.91	(6.8)%	$112.95	$104.90	7.7%

Managed condominium statistics:
ADR	$207.02	$188.05	10.1%	$296.64	$291.18	1.9%
RevPAR	$35.02	$30.34	15.4%	$83.89	$77.76	7.9%

Owned hotel and managed condominium statistics (combined):
ADR	$194.47	$185.34	4.9%	$243.85	$235.02	3.8%
RevPAR	$58.81	$61.99	(5.1)%	$93.82	$88.14	6.4%

Key Balance Sheet Data

(In thousands)

(Unaudited)

	As of July 31,
	2011	2010
Real estate held for sale and investment	$273,663	$422,164
Total Vail Resorts, Inc. stockholders’ equity	$829,723	$788,770

Long-term debt	$490,698	$524,842
Long-term debt due within one year	1,045	1,869

Total debt	491,743	526,711
Less: cash and cash equivalents	70,143	14,745

Net debt	$421,600	$511,966

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company’s financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2011 and 2010.

	(In thousands)
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Mountain Reported EBITDA	$(42,135)	$(32,718)	$213,167	$184,036
Lodging Reported EBITDA	(2,503)	(2,813)	8,755	2,392

Resort Reported EBITDA*	(44,638)	(35,531)	221,922	186,428
Real Estate Reported EBITDA	(3,948)	6,351	(5,035)	(4,308)

Total Reported EBITDA	(48,586)	(29,180)	216,887	182,120
Depreciation and amortization	(29,012)	(27,870)	(117,957)	(110,638)
Loss on disposal of fixed assets, net	(212)	(532)	(555)	(615)
Asset impairment charge	—	—	(2,561)	—
Investment income (loss)	141	(118)	719	445
Interest expense, net	(8,531)	(4,859)	(33,641)	(17,515)
Loss on extinguishment of debt	(757)	—	(7,372)	—

(Loss) income before benefit (provision) for income taxes	(86,957)	(62,559)	55,520	53,797
Benefit (provision) for income taxes	33,042	20,375	(21,098)	(18,022)

Net (loss) income	(53,915)	(42,184)	34,422	35,775
Net loss (income) attributable to noncontrolling interests	9	263	67	(5,390)

Net (loss) income attributable to Vail Resorts, Inc.	$(53,906)	$(41,921)	$34,489	$30,385

*	Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2011.

	(In thousands)
	(Unaudited)
	As of July 31, 2011
Long-term debt	$490,698
Long-term debt due within one year	1,045

Total debt	491,743
Less: cash and cash equivalents	70,143

Net debt	$421,600

Net debt to Total Reported EBITDA	1.9	x